     As filed with the Securities and Exchange Commission on March 7, 2002


                                                     Registration No. 333-83352

================================================================================

               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               -----------------


                                AMENDMENT NO. 1


                                      TO

                                   FORM S-1
                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933

                               -----------------

                                 ALTIRIS, INC.
            (Exact name of Registrant as specified in its charter)

                               -----------------

           Delaware                         7372                   87-0616516
(State or other jurisdiction of (Primary Standard Industrial    (I.R.S. Employer
incorporation or organization)  Classification Code Number)  Identification Number)

                                 Altiris, Inc.
                              588 West 400 South
                              Lindon, Utah 84042
                                (801) 805-2400
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                               -----------------

                            Gregory S. Butterfield
                     President and Chief Executive Officer
                                 Altiris, Inc.
                              588 West 400 South
                              Lindon, Utah 84042
                                (801) 805-2400
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                               -----------------

                                  Copies to:
              Jeffrey D. Saper, Esq.           Alan F. Denenberg, Esq.
             Robert G. O'Connor, Esq.           Davis Polk & Wardwell
             Shawn J. Lindquist, Esq.            1600 El Camino Real
         Wilson Sonsini Goodrich & Rosati    Menlo Park, California 94025
             Professional Corporation               (650) 752-2000
       2795 E. Cottonwood Parkway, Suite 300
            Salt Lake City, Utah 84121
                  (801) 993-6400

                               -----------------

   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

                               -----------------

   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 145 under the Securities Act of 1933, check the following box. [_]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                               -----------------



   Altiris hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until Altiris shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

   The purpose of this Amendment No. 1 is solely to file certain exhibits to the Registration Statement, as set forth below in Item 16(a) of Part II.


                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

   The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by Altiris in connection with the sale of Common Stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fee.

      SEC registration fee....................................... $  6,440
      NASD filing fee............................................    8,000
      Nasdaq National Market listing fee.........................    1,000
      Printing and engraving costs...............................
      Legal fees and expenses.................................... $600,000
      Accounting fees and expenses...............................
      Blue Sky fees and expenses.................................
      Transfer Agent and Registrar fees..........................
      Miscellaneous expenses.....................................
                                                                  --------
         Total................................................... $
                                                                  ========

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

   Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

   Article VIII of our Amended and Restated Certificate of Incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

   Article VI of our Amended and Restated Bylaws provides for the indemnification of officers, directors and third parties acting on behalf of Altiris if such person acted in good faith and in a manner reasonably believed to be in and not opposed to the best interest of Altiris, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful.

   We have entered, or intend to enter, into indemnification agreements with our directors and executive officers, in addition to indemnification provided for in our Amended and Restated Bylaws, and intend to enter into indemnification agreements with any new directors and executive officers in the future.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

   During the last three years, we have issued unregistered securities to a limited number of persons, as described below. When we have relied on Regulation D, Rule 506 thereof or Section 4(2) of the Securities Act, the investors in unregistered securities have been accredited investors.

   1.  On August 3, 1998, we issued to Canopy a secured convertible promissory note in the principal amount of up to $2,400,000, which amount was increased by $6,000,000 on March 18, 1999. This issuance was exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transaction did not involve a public offering.

   2. On May 9, 2000, we issued 2,000,000 shares of Series A preferred stock to Canopy at a per share price of $4.50, or an aggregate of $9,000,000. This issuance was exempt from registration under the Securities Act pursuant to
Section 4(2) thereof on the basis that the transaction did not involve a public offering.

   3. On May 25, 2000, we issued 111,112 shares of Series A preferred stock to Angel Partners, Inc., at a per share purchase price of $4.50, or an aggregate of $500,004. This issuance was exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transaction did not involve a public offering.

   4. On June 26, 2000, we issued to Canopy a secured promissory note in the principal amount of up to $2,000,000. This issuance was exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transaction did not involve a public offering.

   5. On September 25, 2000, we issued 50,000 shares of common stock to Computing Edge Corporation in connection with our acquisition of substantially all of the assets of Computing Edge Corporation. These issuances were exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transactions did not involve a public offering.

   6. On September 25, 2000, we issued 10,000 shares of common stock to Computing Edge Australasia Pty Limited in connection with our acquisition of substantially all of the assets of Computing Edge Australasia Pty Limited These issuances were exempt from registration under the Securities Act pursuant to
Section 4(2) thereof on the basis that the transactions did not involve a public offering.

   7. On September 25, 2000, we issued 558,638 shares of common stock to Computing Edge Limited in connection with our acquisition of substantially all of the assets of Computing Edge Limited. These issuances were exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transactions did not involve a public offering.

   8.  On January 1, 2001, we issued to Canopy a secured convertible promissory note in the principal amount of up to $5,000,000 and a warrant to purchase 272,728 shares of common stock at a per share exercise price of $5.50. These issuances were exempt from registration under the Securities Act pursuant to
Section 4(2) thereof on the basis that the transactions did not involve a public offering.

   9. On February 28, 2001, we issued 22,330 shares of common stock to Tekworks, Inc. in connection with our purchase of substantially all of the assets of Tekworks, Inc. This issuance was exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transactions did not involve a public offering.

   10. On March 30, 2001, we issued 400,000 shares of common stock to Compaq as partial consideration for the purchase of certain assets of Compaq related to Compaq's Carbon Copy business. This issuance was exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transactions did not involve a public offering.

   11. On February 21, 2002, we issued an aggregate of 2,933,333 shares of our Series B preferred stock to TCV IV, L.P., TCV IV Strategic Partners, L.P. and vSpring SBIC, L.P. at a per share price of $7.50, for net proceeds of approximately $21,400,000. These issuances were exempt from registration under Rule 506 of Regulation D promulgated under the Securities Act.

   12. Since August 1998, we have granted stock options under our 1998 Stock Option Plan and our 2002 Stock Plan an aggregate of 5,647,300 shares of common stock at a weighed average exercise price of $1.58, or an aggregate of $8,041,575. These transactions were exempt from registration under the Securities Act pursuant to Rule 701 or pursuant to Section 4(2) thereof on the basis that the transactions did not involve a public offering.

   13. Since August 1998, options to purchase 816,220 shares issued under our 1998 Stock Option Plan and 2002 Stock Plan were exercised with a weighted average exercise price of approximately $0.05 a share, or an aggregate of $43,540. These transactions were exempt from registration under the Securities Act pursuant to Rule 701 or pursuant to Section 4(2) thereof on the basis that the transactions did not involve a public offering.

   None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and instruments issued in such transactions.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

   (a) Exhibits


Exhibit
Number                                      Description of Document
------                                      -----------------------
 1.1*   Form of Underwriting Agreement

 3.1A** Amended and Restated Certificate of Incorporation of Altiris currently in effect

 3.1B** Form of Amended and Restated Certificate of Incorporation of Altiris to be in effect after the completion of the offering made under this Registration Statement

 3.2A** Bylaws of Altiris currently in effect

 3.2B** Form of Amended and Restated Bylaws of Altiris to be in effect after the closing of the offering made under this Registration Statement

 4.1**  Specimen Common Stock Certificate

 4.2A** Investor Rights Agreement, dated March 30, 2001, between Compaq Computer Corporation and
        Altiris, Inc.

 4.2B** Investors Rights Agreement, dated February 21, 2002, between Altiris, Inc. and the Investors (as defined therein)

 4.2C** Form of Registration and Expense Agreement to be entered into by and between Altiris, Inc. and
        The Canopy Group, Inc.

 5.1**  Form of Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation

10.1**  Form of Indemnification Agreement between Altiris and each of its directors and officers

10.2A** 1998 Stock Option Plan

10.2B** Form of Option Agreement under the 1998 Stock Option Plan

10.3A** 2002 Stock Plan

10.3B** Form of Option Agreement under the 2002 Stock Plan

10.4A** 2002 Employee Stock Purchase Plan

10.4B** Form of Subscription Agreement under the 2002 Employee Stock Purchase Plan

10.5A+  License and Distribution Agreement, dated August 2001, by and between Altiris, Inc. and Compaq
        Computer Corporation

10.5B+  License and Distribution Agreement, dated November 12, 1999, by and between Altiris, Inc. and
        Compaq Computer Corporation

10.5C+  Amendment No. 1 to License and Distribution Agreement, dated November 12, 1999, between
        Altiris, Inc. and Compaq Computer Corporation, dated April 20, 2000

10.5D+  Amendment No. 1 to License and Distribution Agreement, dated November 12, 1999, between
        Altiris, Inc. and Compaq Computer Corporation, dated August 11, 2000

Exhibit
Number                                      Description of Document
------                                      -----------------------

10.5E   Amendment No. 2 to License and Distribution Agreement, dated November 12, 1999, and
        Amendment No. 1, dated April 20, 2000, each by and between Altiris, Inc. and Compaq Computer
        Corporation

10.6**  Lease Agreement, dated December 31, 2001, between Canopy Properties, Inc. and Altiris, Inc.

21.1**  List of subsidiaries

23.1**  Consent of Independent Auditors

23.3**  Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1)

24.1**  Power of Attorney (see Page II-5)

--------

*  To be filed by amendment.


** Previously filed.


+ Confidential treatment has been requested with respect to certain portions of this exhibit. This exhibit omits the information subject to this confidentiality request.


   (b) Financial Statement Schedules

   Schedule II--Valuation and Qualifying Accounts for the Years Ended December 31, 1999, 2000 and 2001.

   Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17.  UNDERTAKINGS

   The undersigned hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

   Insofar as indemnification by Altiris for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Altiris pursuant to the provisions referenced in Item 14 of this Registration Statement or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Altiris of expenses incurred or paid by a director, officer, or controlling person of Altiris in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered hereunder, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   The undersigned Registrant hereby undertakes that:

   (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by us pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

   (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES


   Pursuant to the requirements of the Securities Act of 1933, as amended, Altiris, Inc. has duly caused this Amendment No. 1 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lindon, State of Utah, on the 7th day of March, 2002.


                                          Altiris, Inc.

                                              /s/  GREGORY S. BUTTERFIELD
                                          By: _______________________________
                                              Gregory S. Butterfield
                                              President and Chief Executive
                                              Officer




   Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following person on behalf of the Registrant on March 7, 2002:



                Signature                                          Title
                ---------                                          -----

     /s/  GREGORY S. BUTTERFIELD              President, Chief Executive Officer and Director
-----------------------------------------       (Principal Executive Officer)
         Gregory S. Butterfield

        /s/  STEPHEN C. ERICKSON*             Vice President and Chief Financial Officer
-----------------------------------------       (Principal Financial and Accounting Officer)
           Stephen C. Erickson

          /s/  GARY D. FILLER*                Director
-----------------------------------------
             Gary D. Filler

       /s/  MICHAEL J. LEVINTHAL*             Director
-----------------------------------------
          Michael J. Levinthal

            /s/  JAY C. HOAG*                 Director
-----------------------------------------
               Jay C. Hoag

           /s/  DARCY G. MOTT*                Director
-----------------------------------------
              Darcy G. Mott

           /s/  V. ERIC ROACH*                Director
-----------------------------------------
              V. Eric Roach

        /s/  RALPH J. YARRO, III*             Director
-----------------------------------------
           Ralph J. Yarro, III

*By:      /s/  GREGORY S. BUTTERFIELD
    -------------------------------------
         Gregory S. Butterfield
            Attorney-in-Fact

                                 EXHIBIT INDEX


Exhibit
Number                                      Description of Document
------                                      -----------------------
 1.1*   Form of Underwriting Agreement

 3.1A** Amended and Restated Certificate of Incorporation of Altiris currently in effect

 3.1B** Form of Amended and Restated Certificate of Incorporation of Altiris to be in effect after the completion of the offering made under this Registration Statement

 3.2A** Bylaws of Altiris currently in effect

 3.2B** Form of Amended and Restated Bylaws of Altiris to be in effect after the closing of the offering made under this Registration Statement

 4.1**  Specimen Common Stock Certificate

 4.2A** Investor Rights Agreement, dated March 30, 2001, between Compaq Computer Corporation and
        Altiris, Inc.

 4.2B** Investors Rights Agreement, dated February 21, 2002, between Altiris, Inc. and the Investors (as defined therein)

 4.2C** Form of Registration and Expense Agreement to be entered into by and between Altiris, Inc. and
        The Canopy Group, Inc.

 5.1**  Form of Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation

10.1**  Form of Indemnification Agreement between Altiris and each of its directors and officers

10.2A** 1998 Stock Option Plan

10.2B** Form of Option Agreement under the 1998 Stock Option Plan

10.3A** 2002 Stock Plan

10.3B** Form of Option Agreement under the 2002 Stock Plan

10.4A** 2002 Employee Stock Purchase Plan

10.4B** Form of Subscription Agreement under the 2002 Employee Stock Purchase Plan

10.5A+  License and Distribution Agreement, dated August 21, 2001, by and between Altiris, Inc. and
        Compaq Computer Corporation

10.5B+  License and Distribution Agreement, dated November 12, 1999, by and between Altiris, Inc. and
        Compaq Computer Corporation

10.5C+  Amendment No. 1 to License and Distribution Agreement, dated November 12, 1999, between
        Altiris, Inc. and Compaq Computer Corporation, dated April 20, 2000

10.5D+  Amendment No. 1 to License and Distribution Agreement, dated November 12, 1999, between
        Altiris, Inc. and Compaq Computer Corporation, dated August 11, 2000

10.5E   Amendment No. 2 to License and Distribution Agreement, dated November 12, 1999, and
        Amendment No. 1, dated April 20, 2000, each by and between Altiris, Inc. and Compaq Computer
        Corporation

10.6**  Lease Agreement, dated December 31, 2001, between Canopy Properties, Inc. and Altiris, Inc.

21.1**  List of subsidiaries

23.1**  Consent of Independent Auditors

23.3**  Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1)

24.1**  Power of Attorney (see Page II-5)

--------

*  To be filed by amendment.


** Previously filed.


+ Confidential treatment has been requested with respect to certain portions of this exhibit. This exhibit omits the information subject to this confidentiality request.